NEWS RELEASE FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc. One Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505

Casey’s Begins Fiscal 2006 with Record Quarter

Ankeny, Iowa, September 6, 2005—Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported an all-time high in earnings for the first quarter of fiscal 2006 ended July 31, 2005. Earnings per share from continuing operations were up 37.5% to $0.44 compared with $0.32 for the first quarter of fiscal 2005. Total sales were up 19% to $860.8 million, and gross profit rose 14.5% to a record $140 million. “A great first quarter gave us a running start toward our annual goals,” said Chairman and CEO Ronald M. Lamb.

Gasoline—The Company sold 287.3 million gallons of gasoline compared with 258.5 million in the first quarter of fiscal 2005. “Our 11.1% increase shows consumers are continuing to fill their tanks at Casey’s,” said Lamb, “and affirms the value of our consistent policy of pricing competitively.” On a same-store basis, gallons sold were up 7.7%, well over the annual goal of achieving a 2% same-store increase. “Our average margin per gallon was 11.7 cents, considerably higher than our goal of 10.5 cents, and our gross profit improved to $33.5 million from $30.6 million,” Lamb reported.

Grocery & Other Merchandise—Same-store sales rose 7.4% and the average margin improved to 32% from 31.4% the same quarter a year ago. The annual goal is to increase same-store sales 3% with an average margin of 31.5%. Total sales were up 10.8% to $213.6 million, and gross profit grew 13% to $68.4 million. “We are especially encouraged by the progress we made in this category,” said Lamb. “Point-of-sale data enhanced our product management, and our strategic price increases helped margins without slowing sales. The lottery will be an ongoing benefit—not only for the commissions it adds to our bottom line but for the traffic it draws to our stores.”

Prepared Food & Fountain—Lamb stated, “This category had another outstanding quarter.” Total sales were up 11.6% to $57.6 million; same-store sales rose 7.2%, surpassing the annual goal of 5.5%. The average margin was 64%, far ahead of the 60.5% goal, and gross profit increased to $36.8 million from $30.3 million. “We grew gross profit 21.5% by meeting customer demand, controlling stales, benefiting from earlier price increases on selected items, and having a lower wholesale cheese price,” Lamb elaborated. “We expect continued growth in the second quarter.”

Operating Expenses—The annual goal is to hold the percentage increase in operating expenses to less than the percentage increase in gross profit. A major component of operating expenses for Casey’s is bank charges, which were higher in the first quarter because more customers used credit cards to pay for more expensive gasoline. “Though operating expenses were up,” said Lamb, “our sound management strategies held the increase to 9.1% while we grew gross profit 14.5%.”

Expansion—Acquisitions are the centerpiece of the Company’s long-term growth strategy. Casey’s is continuing its careful due diligence on the pending acquisition of up to 58 stores from Gas ‘N Shop, Inc. Management expects to complete that transaction in the second quarter and is also pursuing other opportunities. The annual goal is to acquire an additional 30 stores and to build 10 new stores. As of July 31, 2005 the Company had completed 11 acquisitions, had written agreements for 4 more, and had built 2 new stores.

At its August meeting, the Board of Directors declared a quarterly dividend of $0.045 per share, payable November 15, 2005 to shareholders of record on November 1, 2005. Board members join management in inviting all shareholders and prospective investors to attend Casey’s upcoming annual meeting. The meeting will convene at 9:00 a.m., September 16, 2005 at the Company’s corporate headquarters in Ankeny, Iowa.

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Casey’s General Stores, Inc. Consolidated Statements of Income (Unaudited) (Dollars in thousands, except per share amounts)

	Three months ended July 31,
	2005	2004
Net sales	$860,758	$723,398
Franchise revenue	185	328

Total revenue	860,943	723,726

Cost of goods sold	720,727	601,130
Operating expenses	89,740	82,235
Depreciation and amortization	13,751	12,391
Interest, net	2,242	2,799

	826,460	698,555

Earnings from continuing operations before income taxes and cumulative effect of accounting change	34,483	25,171
Federal and state income taxes	12,368	8,960

Earnings from continuing operations before cumulative effect of accounting change	22,115	16,211
Loss on discontinued operations, net of tax benefit of $49 and $150	87	272

Cumulative effect of accounting change, net of tax benefit of $639	1,136	—

Net earnings	$20,892	$15,939

Basic
Earnings from continuing operations before cumulative effect of accounting change	$.44	$.32

Loss on discontinued operations	—	—

Cumulative effect of accounting change	(.02)	—

Net earnings	$.42	$.32

Diluted
Earnings from continuing operations before cumulative effect of accounting change	$.43	$.32

Loss on discontinued operations	—	—

Cumulative effect of accounting change	(.02)	—

Net earnings	$.41	$.32

Casey’s General Stores, Inc.

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	July 31 2005	April 30, 2005
Assets
Current assets
Cash and cash equivalents	$71,520	$49,051
Receivables	8,241	7,481
Inventories	79,419	75,392
Prepaid expenses	4,606	4,579
Income taxes receivable	—	5,927

Total current assets	163,786	142,430

Other assets, net of amortization	6,799	5,567
Property and equipment, net of accumulated depreciation July 31, 2005 $455,445 April 30, 2005 $447,197	733,902	722,912

Total assets	$904,487	$870,909

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt	$28,992	$27,636
Accounts payable	115,048	100,640
Accrued expenses	45,023	41,851
Income taxes payable	8,385	—

Total current liabilities	197,448	170,127

Long-term debt, net of current maturities	111,176	123,064
Deferred income taxes	100,407	102,039
Deferred compensation	6,764	6,542

Total liabilities	415,795	401,772

Total shareholders’ equity	488,692	469,137

Total liabilities and shareholders’ equity	$904,487	$870,909

Certain statements in this news release, including any discussion of management expectations for future periods, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Sales and Gross Profit by Product (Amounts in thousands)
Three months ended 7/31/05	Gasoline	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total

Sales	$586,090	$213,601	$57,584	$3,483	$860,758
Gross profit	$33,519	$68,352	$36,835	$1,325	$140,031
Margin	5.7%	32.0%	64.0%	38.0%	16.3%

Gasoline gallons	287,267

Three months ended 7/31/04

Sales	$473,355	$192,771	$51,590	$5,682	$723,398
Gross profit	$30,627	$60,498	$30,309	$834	$122,268
Margin	6.5%	31.4%	58.7%	14.7%	16.9%

Gasoline gallons	258,506

Gasoline Gallons Same-store Sales Growth						Gasoline Margin (Cents per gallon)
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2006	7.7%					F2006	11.7 ¢
F2005	-1.3	1.0%	2.8%	5.6%	1.9%	F2005	11.9	9.7 ¢	10.2 ¢	10.7 ¢	10.7 ¢
F2004	6.4	3.4	0.7	1.7	3.1	F2004	9.8	11.9	9.1	9.5	10.1
F2003	-5.5	-5.1	-4.4	4.1	-3.0	F2003	9.9	11.7	11.9	10.5	11.0

Grocery & Other Merchandise Same-store Sales Growth						Grocery & Other Merchandise Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2006	7.4%					F2006	32.0%
F2005	2.1	4.8%	6.8%	6.3%	4.8%	F2005	31.4	31.0%	31.7%	30.0%	30.9%
F2004	0.6	-0.5	-1.2	2.8	0.4	F2004	31.7	32.5	31.1	29.3	31.2
F2003	4.2	0.8	-3.1	-1.9	0.2	F2003	31.3	33.1	30.8	31.5	31.7

Prepared Food & Fountain Same-store Sales Growth						Prepared Food & Fountain Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2006	7.2%					F2006	64.0%
F2005	6.1	9.0%	9.0%	9.8%	8.4%	F2005	58.8	60.5%	61.4%	61.0%	60.3%
F2004	5.8	4.1	4.5	7.6	5.5	F2004	60.9	62.9	60.4	58.6	60.7
F2003	2.8	2.0	-2.9	2.4	1.1	F2003	59.2	60.2	60.4	58.2	59.5

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on September 7, 2005. The call will be broadcast live over the Internet at 9:30 a.m. CST via the

Investor Relations section of our Web site and will be available in an archived format.